Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 120,981,692.56	0.0001381	$ 16,707.57
Fees Previously Paid
	Total Transaction Valuation:	$ 120,981,692.56
	Total Fees Due for Filing:			$ 16,707.57
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 16,707.57
Offering Note
[1]	* Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 22,077,467 shares of common stock, par value $0.0001 per share (the "Shares"), of Adverum Biotechnologies, Inc., a Delaware corporation ("Adverum"), issued and outstanding (inclusive of Shares that are subject to vesting or forfeiture restrictions granted pursuant to a Adverum equity incentive plan, program or arrangement), and (B) $4.31, the average of the high and low sales prices per Share on November 5, 2025, as reported by the Nasdaq Capital Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the "Reference Price"); (ii) the product of (A) 158,130 Shares subject to issuance pursuant to outstanding stock options with an exercise price less than $3.56 and (B)$1.70, the difference between the Reference Price and $2.61, the weighted average exercise price of such options; (iii) the product of (A) 427,396 Shares subject to issuance pursuant to outstanding restricted stock unit awards subject to solely time based vesting and (B) the Reference Price; (iv) the product of (A) 1,988,301 Shares subject to issuance pursuant to outstanding restricted stock unit awards subject solely to performance-based vesting and (B) the Reference Price; (v) the product of (A) 58,444 Shares subject to issuance pursuant to the outstanding purchase rights under the Adverum Biotechnologies 2014 Employee Stock Purchase Plan and (B) the Reference Price; and (vi) the product of (A) 3,456,099 Shares subject to issuance pursuant to outstanding pre-funded warrants to purchase Shares at an exercise price of $0.0001 and (B) the difference between the Reference Price and $0.0001. The calculation of the filing fee is based on information provided by Adverum as of November 3, 2025. ** The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A